Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of August 16, 2013 and effective on the Commencement Date (August 19, 2013) by and between NeoStem, Inc. (the “Company”) and Robert Dickey IV (the “Employee”).
W I T N E S S E T H:
NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:
Section 1.Employment. The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company on a full-time basis, commencing on the Commencement Date and continuing until August 31, 2016 (the “Term”) and renewable upon mutual agreement of the parties hereto. The Employee hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, and that its execution and performance by him will not violate the terms of any existing agreement or understanding to which the Employee is a party. In connection with commencing employment you will be required to take and pass a substance abuse test in accordance with the Company's policies.

Section 2.Position and Duties. During the Term, the Employee shall (i) render services as the CFO and (ii) perform duties consistent with such title and such other related duties as the CEO shall reasonably request. Employee will report to the CEO. During the Term, and except for reasonable vacation periods pursuant to the Company's policies, the Employee shall devote his full time, attention, skill and efforts to the business and affairs of the Company and its subsidiaries and affiliates Employee shall be based out of the Company's New York City office; however, it is understood that in this role frequent travel outside and within the US, including to the Company's Allendale, New Jersey and Mountain View, CA locations shall be required.

Section 3.Compensation. For all services rendered by the Employee in any capacity required hereunder during the Term, the Employee shall be compensated as follows:

(a)The Company shall pay the Employee a fixed annual salary equal to $310,000 (the “Base Salary”) in accordance with the Company's payroll practices, including the withholding of appropriate payroll taxes.

(b)The Employee shall be entitled to participate in all compensation and employee benefit plans or programs, and to receive all benefits and perquisites, which are approved by the Board of Directors and are generally made available by the Company to all salaried employees of the Company and to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. Notwithstanding any of the foregoing, nothing in this Agreement shall require the Company or any subsidiary or affiliate thereof to establish, maintain or continue any particular plan or program nor preclude the amendment, rescission or termination of any such plan or program that may be established from time to time.
(c)Effective upon the Commencement Date of this Agreement, the Employee shall be granted an option (the “Option”) to purchase 36,000 shares (the “Option Shares”) of the Company's common stock, $.001 par value (the “Common Stock”) under and subject to the Company's 2009 Amended and Restated Equity Compensation Plan (“2009 Equity Plan”), at an exercise price equal to the closing price of the Common Stock on the Commencement Date. The Option shall vest and become exercisable subject to Employee's continued employment as to 12,000 Option Shares on each of (i) the first year anniversary of the Commencement Date; (ii) the second year anniversary of the Commencement Date; and (iii) the third year anniversary of the Commencement Date. The foregoing Option is subject in all respects to the terms and conditions of the 2009 Equity Plan and applicable law and shall be subject to a written grant agreement setting forth the terms and conditions to which such Option grant shall be subject. All Option and Option Share issuances are subject to Employee's execution of the Company's Insider Trading Policy. In addition, Employee acknowledges that in his position, he will be an “affiliate” of the Company for purposes of U.S. securities laws and subject to applicable laws with respect thereto.

(d)The Employee shall receive a signing bonus of 5,000 shares of Common Stock and options to purchase 10,000 shares of Common Stock (the “Bonus Shares” and “Bonus Options”, respectively, in each case issued under and subject to the 2009 Equity Plan. The Bonus Options shall have an exercise price equal to the closing price of the Common Stock on the Commencement Date and shall vest on the one year anniversary of the Commencement Date. The Bonus Shares shall vest on the one year anniversary of the Commencement Date. In the event the Employee resigns before a date that is 12 months after the Commencement Date or is terminated for Cause (as defined in Section 5(a) (i) below) before a date that is 12 months after the Commencement Date, the Bonus Options will terminate and the Bonus Shares will be returned to the Company. Employee shall be eligible for an annual cash bonus of up to 30% of his Base Salary as well as discretionary bonuses that may be approved by the Compensation Committee from time to time.

(e)The Company shall pay or reimburse the Employee for all reasonable travel (it being understood that travel shall be arranged by the Company) and other reasonable expenses incurred by the Employee in connection with the performance of his duties and obligations under this Agreement, subject to the Employee's presentation of appropriate vouchers or receipts in accordance with such policies and approval procedures as the Company may from time to time establish for employees (including but not limited to prior approval of extraordinary expenses) and to preserve any deductions for Federal income taxation purposes to which the Company may be entitled.

Section 4.Benefits; Perquisites; Expense Reimbursement. In addition to those payments set forth above, Employee shall be entitled to the following benefits and payments:

(a) Vacation. Employee shall be entitled to three (3) weeks paid vacation per calendar year (pro rated in the event of a service year which is shorter than a calendar year), in addition to Company holidays. Any vacation time not used during a calendar year will be forfeited without compensation.

(b) Perquisites and Reimbursement of Expenses. Employee shall receive perquisites generally available to senior executives of the Company, including, but not limited to, payment or reimbursement for cell phone, blackberry and internet service.

(c)Relocation Expenses. Employee shall receive $40,000 for relocation and housing expenses

Section 5.Termination of Employment.
(a) The Company may terminate Employee's employment prior to the end of the Term upon sixty (60) days' prior written notice to Employee. Employee may terminate Employee's employment upon sixty (60) days' prior written notice to the Company. In the event that Employee's employment terminates before the expiration of the Term for any reason other than cause earned but unpaid Base Salary as of the date of termination of employment shall be payable in full according to the Companies payroll practices in an amount equal to ninety (90) days. No other payments shall be made or benefits provided by the Company under this Agreement except as may otherwise be provided in this Section.
(b) Continued Benefits. The Employee and his eligible dependents shall be entitled to continue participation in the Company's group health plans in accordance with the health care continuation requirements of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”).
(c) Release of Claims. Notwithstanding anything contained in this Agreement to the contrary, the Company's provision of the additional payments and benefits under Section 5 hereof shall be contingent in all respects upon the Employee executing (and not revoking) a general release of claims against the Company and its affiliates, in the form provided by the Company (the "Release").
Section 6.Confidentiality; Covenant Against Competition; Proprietary Information; Corporate Policies.
(a)Confidentiality, Non-Compete and Inventions Assignment Agreement. The Employee acknowledges that Employee as a condition to this Agreement, is simultaneously executing a Confidentiality, Non-Compete and Inventions Assignment Agreement attached hereto as Annex A and that the terms of such agreement will be in full force and effect as of the Commencement Date.
(b)    Corporate Policies. The Employee acknowledges and agrees that on the Commencement Date, he will execute and be bound by the Company's various corporate policies, including but not limited to its expense reimbursement policies.
Section 7.Withholding Taxes. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by the Company in which the Employee may participate.

Section 8.Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by certified or registered mail or by use of an independent third party commercial delivery service for same day or next day delivery and providing a signed receipt as follows:
NeoStem, Inc.
420 Lexington Avenue
Suite 350
New York, New York 10170
Attention: General Counsel

To the Employee:
Robert Dickey
320 West Mermaid Lane
    Philadelphia, PA 19118
     robdickey4@gmail.com
(610) 864-6470

or to such other address as either party shall have previously specified in writing to the other. Notice by mail shall be deemed effective on the second business day after its deposit with the United States Postal Service, notice by same day courier service shall be deemed effective on the day of deposit with the delivery service and notice by next day delivery service shall be deemed effective on the day following the deposit with the delivery service.
Section 9.No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 9 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Employee or his estate and their conveying any rights hereunder to the person or persons entitled thereto.

Section 10.Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Employee or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company.

Section 11.Binding Agreement; No Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Employee and may not be assigned by him. This Agreement may not be assigned by the Company except (a) in connection with a sale of all or substantially all of its assets or a merger or consolidation of the Company, or (b) to an entity that is a subsidiary or affiliate of the Company or the Parent. Any attempted assignment in violation of this Section 13 shall be null and void.

Section 12.Governing Law; Consent to Jurisdiction. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York. In addition, the Employee and the Company irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States District Court sitting in New York County for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on the Employee or the Company any where in the world by the same methods as are specified for the giving of notices under this Agreement. The Employee and the Company irrevocably consent to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.

Section 13.Entire Agreement; Amendments. This Agreement (together with Annex A hereto) embodies the entire agreement between Employee, and the Company with respect to the subject matter hereof and may only be amended or otherwise modified by a writing executed by all of the parties hereto.

Section 14.Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 15.Severability; Blue-Pencilling. The provisions, sections and paragraphs, and the specific terms set forth therein, of this Agreement are severable. If any provision, section or paragraph, or specific term contained therein, of this Agreement or the application thereof is determined by a court to be illegal, invalid or unenforceable, that provision, section, paragraph or term shall not be a part of this Agreement, and the legality, validity and enforceability of remaining provisions, sections and paragraphs, and all other terms therein, of this Agreement shall not be affected thereby. The Employee acknowledges and agrees that as to himself, the restrictive covenants contained herein and in Annex A hereto (the “Restrictive Covenants”) are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of such Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. It is the desire and intent of the parties that the Restrictive Covenants will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any Restrictive Covenant shall be adjudicated to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, such amendment to apply only with respect to the operation of such Restrictive Covenant in the particular jurisdiction in which such adjudication is made.

Section 16.Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Employee and the Company regarding the terms and conditions of Employee's employment with the Company including the Consulting Agreement.

Section 17. 409A Compliance.

(a)Notwithstanding anything to the contrary contained herein, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” any payment on account of the Employee's separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Employee's date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. For purposes of Section 5 hereof, the Employee shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31.

(b)This Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an "additional tax" as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, the Employee shall not be considered to have terminated employment with the Company for purposes of Section 5 hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

(c)All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

[Signature follows on next page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by their respective duly authorized officers and the Employee has signed this Agreement, all as of the first date above written but effective as of the Commencement Date.

NEOSTEM, INC.

By:    /s/ Robin L.Smith
Name: Robin Smith
Title: CEO

    /s/ Robert Dickey IV
Robert Dickey IV

ANNEX A

NEOSTEM, INC.

Employee Confidentiality, Non-Compete and Inventions Assignment Agreement

I (the “Employee”) recognize that NeoStem, Inc., a Delaware corporation (the “Company”), is engaged, directly or through its subsidiaries, in the product and process development, consulting, characterization and comparability, collection and storage, distribution, manufacturing and transport of stem cells and other cells for cell based medicine and regenerative science and the research and development of proprietary cellular therapies with respect to cardiovascular disease, T-cell therapy for autoimmune conditions and a VSEL TM Technology platform (the “NeoStem Business”). The Business includes any additional regenerative medicine initiative which becomes a significant part of the Company's business during my employment tenure with the Company. Any company with which the Company enters into, or seeks or considers entering into, a business relationship in furtherance of the Business is referred to as a “Business Partner.”
I understand that as part of my performance of duties as an employee of the Company (the “Engagement”), I will have access to confidential or proprietary information of the Company and the Business Partners, and I may make new contributions and inventions of value to the Company. I further understand that my Engagement creates in me a duty of trust and confidentiality to the Company with respect to any information: (1) related, applicable or useful to the business of the Company, including the Company's anticipated research and development or such activities of its Business Partners; (2) resulting from tasks performed by me for the Company; (3) resulting from the use of equipment, supplies or facilities owned, leased or contracted for by the Company; or (4) related, applicable or useful to the business of any partner, client or customer of the Company, which may be made known to me or learned by me during the period of my Engagement.
For purposes of this Agreement, the following definitions apply:
“Proprietary Information” shall mean information relating to the Business or the business of any Business Partner and generally unavailable to the public that has been created, discovered, developed or otherwise has become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company or a Business Partner, which information has economic value or potential economic value to the business in which the Company is or will be engaged. Proprietary Information shall include, but not be limited to, trade secrets, processes, formulas, writings, data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, technical data, patent applications, customer and supplier lists, financial information, business plans or projections and any modifications or enhancements to any of the above.
“Inventions” shall mean all Business-related discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how, writings, graphics and other data, whether or not patentable or registrable under patent, copyright or similar statutes, that are related to or useful in the business or future business of the Company or its Business Partners or result from use of premises or other property owned, leased or contracted for by the Company. Without limiting the generality of the foregoing, Inventions shall also include anything related to the Business that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.
As part of the consideration for my Engagement or continued Engagement, as the case may be, and the compensation received by me from the Company from time to time, I hereby agree as follows:
1.    Proprietary Information and Inventions. The Company, its Business Partners or their respective assigns, as the case may be, are and shall be the sole owner of all Proprietary Information and Inventions related to the Business and the sole owner of all patents, trademarks, service marks, copyrights, mask rights and other rights (collectively referred to herein as “Rights”) pertaining to any Proprietary Information or Inventions. I hereby acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my Engagement and which are protectable by copyright are “works for hire” as that term is defined in the United States Copyright Act (17 USCA, Section 101). I further hereby assign to the Company, any Rights I may have or acquire in any Proprietary Information or Inventions which arise in the course of my Engagement. I further agree to assist the Company or any person designated by it in every proper way (but at the Company's expense) to obtain and from time to time enforce Rights relating to said Proprietary Information or Inventions in any and all countries. I will execute all documents for use in applying for, obtaining and enforcing such Rights in such Proprietary Information or Inventions as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company or any person designated by it in obtaining and enforcing Rights relating to Proprietary Information or Inventions shall continue beyond the cessation of my Engagement (“Cessation of my Engagement”). In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or enforce any Right relating to Proprietary Information or to an Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and stead in the execution and filing of any such application and in furthering the application for and enforcement of Rights with the same legal force and effect as if such acts were performed by me.

2.    Confidentiality. At all times, both during my Engagement and after the Cessation of my Engagement, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, I will keep in strictest confidence and trust all Proprietary Information, and I will not disclose or use or permit the use or disclosure of any Proprietary Information or Rights pertaining to Proprietary Information, or anything related thereto, without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company. I recognize that the Company has received and in the future will receive from third parties (including Business Partners) their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties (including Business Partners), during my Engagement and after the Cessation of my Engagement, a duty to hold all such confidential or proprietary information in the strictest confidence, and I will not disclose or use or permit the use or disclosure of any such confidential or proprietary information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company consistent with the Company's agreement with such third party.

3.    Noncompetition and Nonsolicitation.

(a)    During my Engagement, and for a period of one (1) year after the Cessation of my Engagement, I will not directly or indirectly, whether alone or in concert with others or as a partner, officer, director, consultant, agent, employee or stockholder of any company or commercial enterprise, engage in any activity in the United States or Canada or Europe that the Company shall determine in good faith is in competition with the Company concerning its work or any Business Partner's work in the Business. Further during my Engagement and for a period of one (1) year after the Cessation of my Engagement, I agree not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with the Company in the Business:

(b)    During my Engagement and for a period of one (1) year after the Cessation of my Engagement, I will not directly or indirectly, whether alone or in concert with others or as a partner, officer, director, consultant, agent, employee or stockholder of any company or commercial enterprise, either alone or in concert with others, not take any of the following actions:

(i)    persuade or attempt to persuade any Business Partner, Customer, Prospective Customer or Supplier to cease doing business with the Company, or to reduce the amount of business it does with the Company;

(ii)    solicit or service for himself or for any Person a Business Partner, a Customer, a Prospective Customer or a Supplier in order to provide goods or services that are competitive with the goods and services provided by the Company in connection with the Business;

(iii)    persuade or attempt to persuade any Service Provider to cease providing services to the Company or any Business Partner; of

(iv)    solicit for hire or hire for himself or for any Person any Service Provider.

(v)    The following definitions are applicable to this Section 3(b):

(A)    “Customer” means any Person that purchased goods or services from the Company at any time within 2 years prior to the date of the solicitation prohibited by Section 3(b)(i) or (ii).

(B)    “Prospective Customer” means any Person with whom the Company met or to whom the Company presented for the purpose of soliciting the Person to become a Customer of the Company within 6 months prior to the date of the solicitation prohibited by Section 3(b)(i) or (ii).

(C)    “Service Provider” means any Person who is an employee or independent contractor of the Company or the Company or who was within twelve (12) months preceding the solicitation prohibited by Section 3(b)(iii) or (iv) an employee or independent contractor of the Company or the Company.

(D)    “Supplier” means any Person that sold goods or services to the Company at any time within twelve (12) months prior to the date of the solicitation prohibited by Section 3(b)(i) or (ii).

(E)    “Person” means an individual, a sole proprietorship, a corporation, a limited liability company, a partnership, an association, a trust, or other business entity, whether or not incorporated.

(c)    The following shall not be deemed to breach the foregoing obligations: (i) my ownership of stock, partnership interests or other securities of any entity not in excess of two percent (2%) of any class of such interests or securities which is publicly traded. It is understood and agreed that the restrictions contained in this Section 3 shall immediately cease to be of force and effect in the event the Company and its Business Partner ceases to be engaged in the Business.

(d)    Employee acknowledges that (i) the restrictions contained in this section are reasonable and necessary to protect the legitimate business interests of the Company, (ii) that the one (1) year term of this obligation is reasonable in scope, and (iii) that this obligation is a material term, without which the Company would be unwilling to enter into an employment relationship with the Employee.

4.    Delivery of Company Property and Work Product. In the event of the Cessation of my Engagement, I will deliver to the Company all biological materials, devices, records, sketches, reports, memoranda, notes, proposals, lists, correspondence, equipment, documents, photographs, photostats, negatives, undeveloped film, drawings, specifications, tape recordings or other electronic recordings, programs, data, marketing material and other materials or property of any nature belonging to the Company or its clients or customers, and I will not take with me, or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing.

5.    No Conflict. I represent, warrant and covenant that my performance of all the terms of this Agreement and the performance of my duties for the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Engagement. I have not entered into, and I agree that I will not enter into, any agreement, either written or oral, in conflict herewith.

6.    No Use of Confidential Information. I represent, warrant and covenant that I have not brought and will not bring with me to the Company or use in my Engagement any materials or documents of a former employer, or any person or entity for which I have acted as an independent contractor or consultant, that are not generally available to the public, unless I have obtained written authorization from any such former employer, person or firm for their possession and use. I understand and agree that, in my service to the Company, I am not to breach any obligation of confidentiality that I have to former employers or other persons.

7.    Enforcement; Equitable Relief. Employee acknowledges that any breach or threatened breach by Employee of any provision of this Agreement may result in immediate and irreparable injury to the Company, and that such injury may not be readily compensable by monetary damages. In the event of any such breach or threatened breach, Employee acknowledges that, in addition to all other remedies available at law and equity, the Company shall be entitled to seek equitable relief (including a temporary restraining order, a preliminary injunction and/or a permanent injunction), and an equitable accounting of all earnings, profits or other benefits arising from such breach and will be entitled to receive such other damages, direct or consequential, as may be appropriate. In addition, and not instead of, those rights, Employee further acknowledges that Employee shall be responsible for payment of the fees and expenses of the Company's attorneys and experts, as well as the Company's court costs, pertaining to any suit, action, or other proceeding, arising directly or indirectly out of Employee's violation or threatened violation of any of the provisions of this section. The Company shall not be required to post any bond or other security in connection with any proceeding to enforce this section.

8.    Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated to the extent permitted by law. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect the remaining provisions.

9.    Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of New York applied to contracts made and performed wholly within such state. No implied waiver of any provision within this Agreement shall arise in the absence of a waiver in writing, and no waiver with respect to a specific circumstance, event or occasion shall be construed as a continuing waiver as to similar circumstances, events or occasions. This Agreement, together with the offer letter or employment agreement (if any) between the Company and myself, contains the sole and entire agreement and understanding between the Company and myself with respect to the subject matter hereof and supersedes and replaces any prior agreements to the extent any such agreement is inconsistent herewith. This Agreement can be amended, modified, released or changed in whole or in part only by a written agreement executed by the Company and myself. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators, and it shall inure to the benefit of the Company and each of its successors or assigns. This Agreement shall be effective as of the first day of my being retained to render services to the Company, even if such date precedes the date I sign this Agreement.

10.    Thorough Understanding of Agreement. I have read all of this Agreement and understand it completely, and by my signature below I represent that this Agreement is the only statement made by or on behalf of the Company upon which I have relied in signing this Agreement.

IN WITNESS WHEREOF, I have caused this Employee Confidentiality, Non-Compete and Inventions Assignment Agreement to be signed on the date written below.

DATED:8/16/2013         /s/ Robert Dickey
Robert Dickey IV